Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Arm Holdings Limited(1)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, nominal value £0.001 per share, represented by American depositary shares(3)	Rule 457(o)	—	—	$100,000,000.00	.00011020	$11,020.00
	Total Offering Amounts					$100,000,000.00		$11,020.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,020.00

(1)

Arm Holdings Limited, a company with limited liability incorporated under the laws of England and Wales, will become the holding company of Arm Limited and will be the Registrant. We intend to alter the legal status of the Registrant under English law from a private limited company by re-registering as a public limited company and changing the name of the Registrant from Arm Holdings Limited to Arm Holdings plc prior to the completion of this offering.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)

American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (File No. 333-        ). Each ADS represents one ordinary share.